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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                FORM 8-K

                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


          Date of Report (date of earliest event reported): December 2, 1997



                           ProMedCo Management Company
             (Exact name of Registrant as specified in its charter)


       Delaware                      0-21373                   75-2529809
       (State of              (Commission File No.)           (IRS Employer
     Incorporation)                                         Identification No.)


                          801 Cherry Street, Suite 1450
                             Fort Worth, Texas 76102
           (Address of principal executive offices, including zip code)


                                (817) 335-5035
              (Registrant's telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets

         On December 2, 1997, ProMedCo Management Company ("ProMedCo" or the "Company"), a Delaware corporation, through its wholly owned subsidiary, HP Acquisition Corp., acquired all of the outstanding stock of Health Plans, Inc., a Maine corporation ("HPI"). HPI provides capitation management services through risk contracting with third-party payors. Currently, HPI provides services which cover approximately 30,000 capitated lives, and it manages a network of 240 physicians and several hospitals in the Maine and New Hampshire area. The total consideration for the transaction was approximately $8.5 million, which consisted of a $1.7 million of cash and $6.8 million of the Company's common stock and stock options. The consideration was determined through arm's length negotiations between the representatives of ProMedCo and HPI. The factors considered in determining the purchase price included information with respect to the financial condition, assets, liabilities, businesses and operations of each entity on both a historical and prospective basis. The cash portion of the purchase price was funded with borrowings from the Company's revolving credit facility. The acquisition will be accounted for using the purchase method of accounting.

Item 7.  Financial Statements and Exhibits

          Financial Statements

         (a) It is impractical to provide the required financial statements at this time. The required financial statements will be filed as an amendment to this report as soon as practical in accordance with Item 7(a)(4) of Form 8-K.

         (b) It is impractical to provide the required pro forma financial information at this time. The required pro forma financial information will be filed as an amendment to this report as soon as practical in accordance with
Item 7(a)(4) of Form 8-K.

         Exhibits

         (c) Agreement for Statutory Merger by and between HP Acquisition Corp., a Wholly Owned Subsidiary of ProMedCo Management Company, with PBMA Health Systems, Inc. and Health Plans, Inc. Dated July 25, 1997.




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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        ProMedCo Management Company




                                         By: /s/ H. Wayne Posey
                                                 H. Wayne Posey
                                       President and Chief Executive Officer


Date:  December 17, 1997